UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
April 22, 2008
PICO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

California	10-18786	94-2723335

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 Prospect Street, Suite 301, La Jolla, California	92037

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
(858) 456-6022
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets
PICO Holdings, Inc. issued a press release on April 22, 2008 announcing that its wholly-owned subsidiary, Global Equity AG, sold its entire position of 1,312,907 shares in Jungfraubahn Holding AG for 57.70 Swiss Francs per share, resulting in gross sales proceeds of approximately 75.80 million Swiss Francs (approximately US$75.8 million). Before this sale Global Equity AG owned 22.5% of Jungfraubahn’s outstanding shares.
The sale is expected to generate a pre-tax gain of approximately US$45.0 million in PICO Holdings’ consolidated statement of operations for the quarter ending June 30, 2008. However, the gain and related tax effects are expected to have only a marginal impact on PICO Holdings’ consolidated book value, as most of the gain and related tax effects have already been recorded as a net unrealized gain in previous accounting periods through the Other Comprehensive Income component of Shareholders’ Equity.
The shares of Jungfraubahn Holding AG were sold in a single trade to a Swiss brokerage firm, BEKB/BCBE, in an off-market stock exchange transaction in Switzerland. The trade occurred on April 22, 2008, with proceeds to be received not later than April 25, 2008.
The information in this Form 8-K and the exhibit attached hereto is being furnished (not filed) under Item 2.01 of Form 8-K.
Section 9. Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits
(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits

Exhibit Number	Description

99.1	Press Release of PICO Holdings, Inc. dated April 22, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PICO HOLDINGS, INC.
Date: April 22, 2008	By:	/s/ Maxim C. W. Webb
Maxim C. W. Webb
Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Description

99.1	Press Release of PICO Holdings, Inc. dated April 22, 2008.